UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2023

Predictive Oncology Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36790	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900 Eagan, Minnesota		55121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	POAI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment No. 1 to Current Report on Form 8-K/A (the “Amended Form 8-K”) amends and supplements the Current Report on Form 8-K filed by Predictive Oncology Inc. (the “Company”) on February 3, 2023 (the “Original Form 8-K”) to provide additional disclosure required by Instruction 2 to Item 5.02 of Form 8-K regarding the Company’s entry into an employment agreement with Pamela Bush, Ph.D., MBA.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Original Form 8-K, on January 30, 2023, the Board of Directors of the Company appointed Pamela Bush, Ph.D., MBA, as Chief Business Officer. On February 23, 2023, and in connection with her appointment, the Company entered into an employment agreement with Dr. Bush (the “Agreement”), that is effective retroactive to February 1, 2023. Pursuant to the Agreement, Dr. Bush is entitled to an annual base salary of $410,000. She will also be eligible (i) to receive an annual cash bonus of up to 50% of her salary, or at the discretion of the Compensation Committee (the “Committee”) of the Company’s Board of Directors, a higher percentage based on her performance and (ii) to participate in a long-term incentive plan to be adopted and maintained by the Committee. Under the long-term incentive plan, on the date of the Agreement (or a soon as practicable thereafter), Dr. Bush will receive an award of 150,000 restricted stock units (target). The restricted stock units (RSUs) will consist of three equal tranches of 50,000 RSUs each (target), corresponding to each year of a three-year performance period. The RSUs will vest on January 1, 2026, with the level of vesting for each tranche based on (1) the level of achievement of performance goals for the corresponding year, and (2) continued employment of the executive through January 1, 2026. For each tranche, the RSUs will vest with respect to 50% of the RSUs for achieving a minimum “threshold” level of performance (with no vesting below the threshold level), will vest with respect to 100% of the target amount of RSUs for achieving the “target” level of performance, and will vest with respect to 150% of the RSUs for achieving the maximum level performance, and will vest on a prorated basis for achieving performance between the threshold level and the target level, and between the target level and the maximum level, as applicable. To the extent vested, the awards will be paid out in shares of common stock on or before March 15, 2026, following the determination of the Company’s earnings per share in 2025. Dr. Bush will also be eligible to participate in the standard employee benefit plans generally available to executive employees of the Company, and, at the discretion of the Committee, to receive grants of stock options or other equity awards. Any grants of equity awards, including those above, will be made from the Company’s Amended and Restated 2012 Stock Incentive Plan or successor plans.

Under the Agreement, Dr. Bush’s employment by the Company is at-will. If her employment is terminated by the Company without “Cause” or if she voluntarily resigns with “Good Reason,” in each case as defined in the Agreement, then Dr. Bush will be entitled to receive from the Company payment of her base salary then in effect through her last date of employment and accrued, unused vacation pay. In addition, Dr. Bush will be entitled to (a) severance pay in an amount equal to 12 months of her base salary then in effect, less applicable taxes and withholdings; and (b) a bonus payment on a pro-rata basis through the date of her termination, each subject to her executing and not revoking or rescinding a release and waiver of claims against the Company. Severance and bonus payments will be paid in installments over a 12 month period following termination of employment. The Agreement also contains customary provisions with respect to confidentiality and intellectual property, in addition to ones prohibiting Dr. Bush from soliciting the Company’s employees and from engaging in certain activities that are competitive with the Company for a period of 12 months after termination of her employment.

The foregoing description of the material terms of the Agreement is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated February 23, 2023 by and between Pamela Bush and Predictive Oncology Inc.
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREDICTIVE ONCOLOGY inc.
By:	/s/ Bob Myers
Name: Bob Myers Title: Chief Financial Officer

Date: February 28, 2023